BlackRock Enhanced Government Fund, Inc.

FILE #811-21793

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
1/18/2008	Citigroup Global Markets Inc.	130,000,000	25,000

Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Securities LLC, Wachovia Capital Markets, LLC, Bank of America Securities LLC, Barclays Capital Inc., Bear, Stearns & Co. Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Lehman Brothers Inc., RBC Dain Rauscher Inc., Wells Fargo Securities, LLC